Exhibit 99.7

VALUATION REPORT CONSIDERING THE MARKET VALUES OF 100% EQUITY INTEREST OF KIKA TECHNOLOGY INC.

Client : **KIKA TECHNOLOGY INC.**

Contact No. : **KKG2025J010006**

Report date : **12 November 2025**

12 November 2025

The Directors

**KIKA TECHNOLOGY INC.**

Dear Sirs,

In accordance with your instructions, we have undertaken an investigation and analysis to express an independent opinion of 100% equity value of KIKA Technology INC. ("KIKA" or the "Company") as at 30 June 2025 (the "Valuation Date"). The report which follows is dated 12 November 2025 (the "Report Date").

The purpose of this valuation is to express an independent opinion of the fair value of 100% equity value of KIKA for internal reference.

Our valuation was carried out on a fair value basis. Fair value is defined as "the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date".

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We have conducted our valuation in accordance with International Valuation Standards issued by the International Valuation Standards Council and US Generally Accepted Accounting Principles. We planned and performed our valuation so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. We believe that the valuation procedures we employed provide a reasonable basis for our opinion.

Our valuation of the 100% equity interest in KIKA was developed through the application of an income approach known as discount cash flow methodology. Under discount cash flow method, the equity result depends on the present worth of future economic benefits to be derived from the projected sales income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders' interest to their present worth.

As part of our analysis, we have reviewed information prepared by the Company and relevant operational information regarding the subject business from public sources. We have relied to a considerable extent on such information in arriving at our opinion of value.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on our use of numerous assumptions and our consideration of various factors that are relevant to the operation of Company. We have also considered various risks and uncertainties that have potential impact on the businesses. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and King Kee Appraisal and Advisory Limited ("KKG").

We do not intend to express any opinion on matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. Our conclusions assume continuation of prudent management of the Company over whatever period of time that is reasonable and necessary to maintain the character and integrity of the assets valued.

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The prospective financial information ("PFI") is based on judgmental estimates and assumptions made by the Company's management about circumstances and events that have not yet taken place. In performing its valuation, KKG has challenged management's assumptions, estimates, or cash flow projections with respect to the future performance of the Company, which involve matters of opinion, projection, or forecast (whether or not expressly stated). The forecast of future developments is made solely for the purposes of the valuation. We have not provided any opinion or any type of assurance about specific assumptions or components of the PFI or on the PFI as a whole. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We take no responsibility for the achievement of projected results, if any.

Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the fair value of 100% equity value of KIKA as at the Valuation Date is reasonably stated as below:

| Currency | Fair value of 100% equity interest |
|---|---|
| In USD'000 | 80,000 |

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The following pages outline the factors considered, methodology and assumptions employed in formulating our opinions and conclusions. Any opinions are subject to the assumptions and limiting conditions contained therein.

**Yours faithfully,**

**For and on behalf of**

**King Kee Appraisal and Advisory Limited**

**Richard Zhang**

**Managing Director**

**ASA, MRICS, CPV**

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*REMARK:*

*This report has been prepared solely for the internal use purpose. The report should not be otherwise referred to, in whole or in part, or quoted in any document, circular or statement in any manner, or distributed in whole or in part or copied to any their party without our prior written consent. We shall not under any circumstances whatsoever be liable to any third party except where we specifically agreed in writing to accept such liability.*

*This report and the conclusion of values arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.*

## TABLE OF CONTENTS

- **Introduction** 2
- **Purpose of Valuation** 2
- **Basis of Value** 2
- **Basis of Opinion** 2
- **Company Background** 3
- **Sources of Information** 4
- **Methodology** 5
- **Major Assumptions** 7
- **Discount Rate** 9
- **Valuation Comments** 12
- **Risk Factors** 13
- **Opinion of Value** 14
- **Exhibit A – Limiting Conditions** 15
- **Exhibit B – Valuers' Professional Declaration** 18
- **Exhibit C – Valuation Result of Company 100% Equity** 19
- **Exhibit E – Comparable Company Market Information** 22

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## Introduction

This report has been prepared in accordance with instructions from you to express an independent opinion of the fair value of 100% equity value of KIKA Technology INC. ("KIKA" or the "Company") as at 30 June 2025 (the "Valuation Date"). The report which follows is dated 12 November 2025 (the "Report Date").

## Purpose of Valuation

The purpose of this valuation is to express an independent opinion of the 100% equity value of KIKA as at Valuation Date for internal reference only.

## Basis of Value

Our valuation was carried out on a fair value basis. Fair value is defined as "the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date".

## Basis of Opinion

We have conducted our valuation in accordance with International Valuation Standards issued by the International Valuation Standards Council and US Generally Accepted Accounting Principles. We planned and performed our valuation so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. The valuation procedures employed include the review of physical and economic condition of the subject asset, an assessment of key assumptions, estimates, and representations made by the proprietor or the operator of the subject asset. All matters we consider essential to the proper understanding of the valuation will be disclosed in the valuation report.

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**The following factors form an integral part of our basis of opinion:**

- Assumptions on the market and the asset that are considered to be fair and reasonable;
- Financial performance that shows a consistent trend of the operation;
- Consideration and analysis on the micro and macro economy affecting the subject asset;
- Analysis on tactical planning, management standard and synergy of the subject asset;
- Analytical review of the subject asset; and
- Assessment of the leverage and liquidity of the subject asset.

## Company Background

The company takes independently developed technology as its core driving force, continuously deepens its presence in the comprehensive service field, and relies on solid technological accumulation and innovative barriers to create all-round, high-professional customized solutions for customers.

The core business focuses on two high-value core segments: one is the industry-leading AdTech dynamic matching technology service, and the other is enterprise-level high-value-added customized software development. All businesses achieve full-chain independent and controllable technology, and build irreproducible industry competitive barriers with original technology.

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## Sources of Information

Our valuation is based on data and information furnished by the Company's management ("Management"), which includes, but not limited to, the following;

Background information and future business plan of Company;

Management accounts of Company ended 30 June 2024, and 30 June 2025;

Company's future business plan including sales forecast from 2026 to 2035;

Other operational and market information in relation to the Company's business.

We have also discussed and examined other operational and business information through interviews with relevant senior management. We have relied to a considerable extent on such information in arriving at our opinion of value. We assumed that the data we obtained in the course of the valuation, along with the opinions and representations provided to us by the Company, are true and accurate.

We also conducted research using various sources including government statistics and other publications to verify the reasonableness and fairness of information provided and we believe that the information is reasonable and reliable.

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## Methodology

In arriving at our assessed value, we have considered three generally accepted approaches, namely, market approach, cost approach and income approach.

***Market Approach*** considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach.

Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

***Cost Approach*** considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market.

Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

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## Methodology (continued)

***Income Approach*** is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile.

This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

## Selection of Valuation Approach and Methodology

In our opinion, management provided the detailed cash flow forecasts of Company, and these companies operates sustainably, thus we believe that the income method is suitable for the valuation of the Company's equity value. We have therefore relied solely on the income approach in determining our opinion of value.

**Income approach**

In this study, the valuation result was developed through the application of an income approach technique known as discounted cash flow method to devolve the future value of the business into a present market value. This method eliminates the discrepancy in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business.

Under this method, the result depends on the present worth of future economic benefits to be derived from the projected service income. Indications of the result have been developed by discounting projected future net cash flows available for payment of shareholders' interest to their present worth at discount rates which in our opinion are appropriate for the risks of the business. In considering the appropriate discount rate to be applied, we have taken into account a number of factors including the current cost of finance and the considered risk inherent in the business.

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## Major Assumptions

Assumptions considered to have significant sensitivity effects in this valuation have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value.

In determining the fair value of equity interest in the Company, the following key assumptions have been made:

The facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge.

There will be no material change in the existing political, legal, technological, fiscal or economic conditions, which might adversely affect the business of the Company

The projected business performance can be achieved with the effort of the management of the Company.

The financial and operational information provided to us by the Company is true and accurate.

There are no hidden or unexpected conditions associated with the assets valued that might adversely affect the reported value. Further, we assume no responsibility for changes in market conditions after the Valuation Date.

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## Company projection

### *Revenue*

Based on the discussion with the management, the revenue for the explicit forecast horizon is projected as below.

| In USD'000 | FY26 Projection | FY27 Projection | FY28 Projection | FY29 Projection | FY30 Projection | FY31 Projection | FY32 Projection | FY33 Projection | FY34 Projection | FY35 Projection |
|---|---|---|---|---|---|---|---|---|---|---|
| Revenue | 4,980 | 9,960 | 16,932 | 25,397 | 38,096 | 49,525 | 64,382 | 83,697 | 108,806 | 119,686 |
| *Growth rate* | *280.00%* | *100.00%* | *70.00%* | *50.00%* | *50.00%* | *30.00%* | *30.00%* | *30.00%* | *30.00%* | *10.00%* |

### *Cost of Goods Sold and Operating Expenses*

Based on the discussion with the management, the COGS and operating expenses for the explicit forecast horizon are projected as below.

| In USD'000 | FY26 Projection | FY27 Projection | FY28 Projection | FY29 Projection | FY30 Projection | FY31 Projection | FY32 Projection | FY33 Projection | FY34 Projection | FY35 Projection |
|---|---|---|---|---|---|---|---|---|---|---|
| COGS & Expense | 5,615 | 11,229 | 15,662 | 22,985 | 33,715 | 42,839 | 54,403 | 69,050 | 87,589 | 96,347 |
| *% of revenue* | *112.75%* | *112.75%* | *92.50%* | *90.50%* | *88.50%* | *86.50%* | *84.50%* | *82.50%* | *80.50%* | *80.50%* |

### *Income Tax*

Based on the discussion with the management, the income taxes are projected as below, with considering of the accumulated loss tax deduction. Company's effective tax rate is 16.5% according to tax regulation.

| In USD'000 | FY26 Projection | FY27 Projection | FY28 Projection | FY29 Projection | FY30 Projection | FY31 Projection | FY32 Projection | FY33 Projection | FY34 Projection | FY35 Projection |
|---|---|---|---|---|---|---|---|---|---|---|
| Income taxes | - | - | 210 | 398 | 723 | 1,103 | 1,647 | 2,417 | 3,501 | 3,851 |

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## Company projection (Continued)

### *Capex and D&A*

Based on the discussion with management, there is no Capex and D&A projection in the forecast period.

| In USD'000 | FY26 Projection | FY27 Projection | FY28 Projection | FY29 Projection | FY30 Projection | FY31 Projection | FY32 Projection | FY33 Projection | FY34 Projection | FY35 Projection |
|---|---|---|---|---|---|---|---|---|---|---|
| Capex | - | - | - | - | - | - | - | - | - | - |
| D&A | - | - | - | - | - | - | - | - | - | - |

### *Working Capital*

Based on the discussion with the management, the working capital for the explicit forecast horizon is projected as below.

| In USD'000 | FY26 Projection | FY27 Projection | FY28 Projection | FY29 Projection | FY30 Projection | FY31 Projection | FY32 Projection | FY33 Projection | FY34 Projection | FY35 Projection |
|---|---|---|---|---|---|---|---|---|---|---|
| Net working capital | (262) | (523) | (889) | (1,334) | (2,001) | (2,601) | (3,381) | (4,395) | (5,714) | (6,285) |
| *% of revenue* | *-5.3%* | *-5.3%* | *-5.3%* | *-5.3%* | *-5.3%* | *-5.3%* | *-5.3%* | *-5.3%* | *-5.3%* | *-5.3%* |

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## Discount Rate

In applying the discounted cash flow method, it is necessary to determine an appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risk. Risk factors relevant in our selection of an appropriate discount rate include:

Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates.

Purchasing power risk, which measures loss of purchasing power over time due to inflation.

Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price.

Market risk, which measures the effects of the general market on the price behavior of securities.

Business risk, which measures the uncertainty inherent in projections of operating income.

Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment.

Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base rate to compensate for the extent of risk believed to be involved in the investment.

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*Required Return on Equity Capital*

We have used Capital Assets Pricing Model (the "CAPM") to estimate the required return on equity capital. The CoCos all engages in the production and sale of industrial packaging products and solution services worldwide, also conduct relative logistics, warehousing, and other packaging services to clients.

The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company's required return on equity capital.

The equation of CAPM is shown as follow:

*Expected Required Return on Equity=Risk Free + Nominal Beta (β) × Risk Premium + ε*

The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The CAPM is used to calculate the required rate of return on equity investment by using publicly-traded companies.

*Parameters for Cost of Equity*

In determining the equity discount rate for the Company, the following parameters have been used as at the Valuation Date:

| Parameters | | Source |
|---|---|---|
| Unlevered Beta | 1.21 | Comparable companies |
| Company D/E ratio | 4.1% | Comparable companies |
| Tax rate | 16.5% | Company's income tax rate |
| Levered Beta | 1.26 | |
| | | |
| Risk-free rate | 3.5% | 20-year HK government bond yield |
| Equity risk premium | 5.1% | Source: Damodara |
| Size premium | 3.0% | Source: Kroll's Valuation Handbook |
| Specific risk premium | 1.5% | Forecast risk |
| **Cost of equity** | **14.0%** | |
| **Cost of debt** | **5.3%** | |

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### *Weighted Average Cost of Capital*

WACC is calculated by multiplying the cost of each capital component by its proportional weight and then summing:

Where: $WACC = \frac{E}{V} * Re + \frac{D}{V} * Rd * (1 - Tc)$

| | | |
|---|---|---|
| Re | = | Required return on equity |
| Rd | = | Required return on debt, after-tax |
| E | = | Market value of the firm's equity |
| D | = | Market value of the firm's debt |
| V | = | E + D |
| E/V | = | Percentage of financing that is equity |
| D/V | = | Percentage of financing that is debt |
| Tc | = | Corporate tax rate |

| WACC calculation | |
|---|---|
| Cost of equity | 14.0% |
| Cost of debt | 4.4% |
| D/E ratio | 4.1% |
| WACC (Round) | 13.5% |

### *Terminal Value*

We have assumed that the Company will grow at a fixed long-term growth rate beyond the terminal year as reach its optimal operating structure. We have thus applied a terminal multiple on the projected cash flows at terminal year to derive the value of the Company beyond the projection period. The terminal multiple is derived using the Gordon Growth Model, a mathematical simplification to capitalize an earnings stream that is expected to grow at a long-term sustainable rate "g" and discount rate "k" into perpetuity. The formula is as follows:

$$\text{Terminal Multiple} = \frac{1 + g}{k - g}$$

g = Long-term growth rate of 2%

(Source The World Economic Outlook Database)

k = WACC

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## Valuation Comments

The valuation of an interest in a business enterprise requires consideration of all relevant factors affecting the operation of the business and assets and its ability to generate future investment returns. The factors considered in the valuation includes, but not limited to, the following:

the nature of the business and the historical performance of the enterprise;

the financial condition of the business and the economic outlook in general;

the operational contracts and agreements in relation to the business;

past and projected operating results;

the financial and business risk of the enterprise including the continuity of income and the projected future results; and

the nature of the related agreements.

We confirm that we have carried out an inspection on the assets of the Company and we have made relevant searches, enquiries and have obtained such further information which is considered necessary for the purposes of this valuation.

In arriving at our assessed value, we have mainly considered the core business of the business. We have not made provision for other non-operating cash flow items such as interest income, exchange rate gain/loss, etc. in the valuation model.

The conclusion of value is based on accepted valuation procedures and practices that rely substantially on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

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## Risk Factors

We caution readers to be aware of the following risks which we believe could influence the assessment. Such risks can range from very subject specific factors to more systematic factors.

***Social, Political and Macroeconomic Considerations***

Various economic, political and social phenomena surrounding the subject items may change so as to affect our opinion of value. International or nationwide policy and / or legislative changes that alter existing rights and obligations may directly or indirectly influence the Subject items. Macroeconomic circumstances including inflation, interest rate fluctuations and existing and forecast levels of growth in the broader economy may also have an effect. Societal factors encompassing the perception and preferences of people in general may swing rendering the Subject items more or less desirable and thus more or less valuable. The Company is subject to various laws and regulations governing its operations in Hong Kong. Future political and legal changes in Hong Kong might have either favorable or unfavorable impacts on the Company.

***Environmental Conditions***

Phenomena within the physical environment can severely impact the factors of production and demand factors within an economy for the counterparty. The occurrence of natural disasters, resource depletion and variations in climate conditions may influence resource availability and prices for inputs on the supply side or may influence market access and preferences for products and services associated to the counterparty from end-user demand.

***Realization of forecast and projection***

This valuation is premised in part on the historical financial information and projections provided by the management of the Company. We have assumed accuracy of the information provided and relied to a considerable extent on such information in arriving at our opinion of value. Although appropriate tests and analyses have been carried out to verify the reasonableness and fairness of the information provided, events and circumstances frequently do not occur as expected. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, those variances may be material. Accordingly, to the extent any of the above mentioned information requires adjustment; the resulting investment value may differ.

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## Opinion of Value

Based on the investigation and analyses outlined in the report, we are of the opinion that the fair value of 100% equity value of KIKA as at the Valuation Date is reasonably stated as below:

| Currency | Fair value of 100% equity interest |
|---|---|
| In USD'000 | 80,000 |

## Limiting Conditions

This report and opinion of value are subject to our Limiting Conditions as included in Exhibit A of this report.

**Yours faithfully,**

**For and on behalf of**

**King Kee Appraisal and Advisory Limited**

**Richard Zhang**

**Managing Director**

**ASA, MRICS, CPV**

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## Exhibit A – Limiting Conditions

1. In the preparation of our reports, we relied on the accuracy, completeness and reasonableness of the Company information, assumptions and other data provided to us by the Company/engagement parties and/or its representatives. We did not carry out any work in the nature of an audit and neither are we required to express an audit or viability opinion. We take no responsibility for the accuracy of such information. The responsibility for determining expected values rests solely with the Company/engagement parties and our reports were only used as part of the Company's/engagement parties' analysis in reaching their conclusion of value.

2. We have explained as part of our service engagement procedure that it is the director's responsibility to ensure proper books of accounts are maintained, and the financial information and forecast give a true and fair view and have been prepared in accordance with the relevant standards and companies ordinance.

3. Public information and industry and statistical information have been obtained from sources we deem to be reputable; however we make no representation as to the accuracy or completeness of such information, and have accepted the information without any verification.

4. The management and the Board of the Company has reviewed and agreed on the report and confirmed that the basis, assumptions, calculations and results are appropriate and reasonable.

5. KKG shall not be required to give testimony or attendance in court or to any government agency by reason of this exercise, with reference to the project described herein. Should there be any kind of subsequent services required, the corresponding expenses and time costs will be reimbursed from you. Such kind of additional work may incur without prior notification to you.

6. No opinion is intended to be expressed for matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers.

7. The use of and/or the validity of the report is subject to the terms of engagement letter/proposal and the full settlement of the fees and all the expenses.

8. Our conclusions assume continuation of prudent management policies over whatever period of time that is considered to be necessary in order to maintain the character and integrity of the assets valued.

9. We assume that there are no hidden or unexpected conditions associated with the subject matter under review that might adversely affect the reported review result. Further, we assume no responsibility for changes in market conditions, government policy or other conditions after the Valuation/Reference Date. We cannot provide assurance on the achievability of the results forecasted by the Company/engagement parties because events and circumstances frequently do not occur as expected; difference between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans and assumptions of management.

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10. This report has been prepared solely for the internal use purpose. The report should not be otherwise referred to, in whole or in part, or quoted in any document, circular or statement in any manner, or distributed in whole or in part or copied to any their party without our prior written consent. We shall not under any circumstances whatsoever be liable to any third party except where we specifically agreed in writing to accept such liability.

11. This report is confidential to the client and the calculation of values expressed herein is valid only for the purpose stated in the engagement letter/or proposal as of the Valuation / Reference Date. In accordance with our standard practice, we must state that this report and exercise is for the use only by the party to whom it is addressed and no responsibility is accepted with respect to any third party for the whole or any part of its contents.

12. Where a distinct and definite representation has been made to us by party/parties interested in the assets valued, we are entitled to rely on that representation without further investigation into the veracity of the representation if such investigation is beyond the scope of normal scenario analysis work.

13. You agree to indemnify and hold us and our personnel harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, to which we may become subjects in connection with this engagement. Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to us for the portion of its services or work products giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence.

14. We are not environmental consultants or auditors, and we take no responsibility for any actual or potential environmental liabilities exist, and the effect on the value of the asset is encouraged to obtain a professional environmental assessment. We do not conduct or provide environmental assessments and have not performed one for the subject property.

15. This exercise is premised in part on the information and future estimates provided by the management of the Company/engagement parties. We have assumed the accuracy and reasonableness of the information provided and relied to a considerable extent on such information in arriving at our calculation of value. Since estimates relate to the future, there will usually be differences between estimates and actual results and in some cases, and those variances may be material. Accordingly, to the extent any of the above mentioned information requires adjustments, the resulting value may differ significantly.

16. Actual transactions involving the subject assets / business might be concluded at a higher or lower value, depending upon the circumstances of the transaction and the business, and the knowledge and motivation of the buyers and sellers at that time.

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17. This report and the conclusion of values arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

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## Exhibit B – Valuers' Professional Declaration

The valuers certify, to the best of their knowledge and belief, that:

Information has been obtained from sources that are believed to be reliable. All facts which have a bearing on the value concluded have been considered by the valuers and no important facts have been intentionally disregarded.

The reported analyses, opinions, and conclusions are subject to the assumptions as stated in the report and based on the valuers' personal, unbiased professional analyses, opinions, and conclusions. The valuation exercise is also bounded by the limiting conditions.

The reported analyses, opinions, and conclusions are independent and objective.

The valuers have no present or prospective interest in the asset that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

The valuers' compensation is not contingent upon the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the reporting of a predetermined value or direction in value that favors the cause of the client.

The analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance with the International Valuation Standards published by the International Valuation Standards Council.

18 Valuation Report - 100% Equity Interest of KIKA Technology INC.

19 Valuation Rep o rt - 100% Equity Interest of K IKA Tec h nology I N C . K I NC KEE E xhibit C - Valuati o n Result of Compa n y l O O o / o Equity s D i s counte d cas h f l ow analys i T e r m i n a l Ye a r 2 0 3 5 e 2 0 3 4 e 2 0 3 3e 2 0 3 2e 2 0 3 1 e 2 0 3 0e 2 029e 2 028e 2 027e 2 02 6 e U SD ' O OO 1 2 2 , 0 8 0 1 1 9 , 68 6 1 0 8 , 8 0 6 8 3 , 6 97 6 4 , 3 8 2 4 9 , 52 5 3 8 , 0 9 6 2 5 , 3 97 1 6 , 9 3 2 9 , 9 6 0 4 , 9 8 0 R eve n u e 2 . 0% 1 0 . 0% 3 0 . 0% 3 0 . 0% 3 0 . 0% 3 0 . 0% 5 0 . 0% 5 0 . 0% 7 0 . 0% 10 0 . 0% 2 8 0 . 0% growth ra t e ( 6 7 , 325) (6 6 , 005) (6 0 , 004) ( 4 6 , 1 5 7) (3 5 , 5 05) ( 2 7 , 3 1 2 ) ( 2 1 , 0 0 9) (1 4 , 0 0 6) ( 9 , 3 3 7) ( 5 , 493) ( 2 , 7 4 6) C OGS 5 4 , 755 5 3 , 68 2 4 8 , 8 0 1 3 7 , 5 4 0 2 8 , 8 77 2 2 , 2 1 3 1 7 , 0 8 7 11 , 3 9 1 7 , 5 9 4 4 , 4 67 2 , 2 34 G r o ss p rof i t 44.9% 44.9% 44.9% 44.9% 44.9% 44.9% 44.9% 44.9% 44.9% 44.9% 44.9% as a % of rev e n ue (3 0 , 9 5 0) (3 0 , 3 4 3) (2 7 , 584) (2 2 , 8 93) ( 1 8 , 8 97) ( 1 5 , 5 27) ( 1 2 , 7 0 6) ( 8 , 9 7 8) ( 6 , 3 2 4 ) ( 5 , 737) ( 2 , 8 6 8) O p era t i ng e x penses 2 3 , 8 0 6 2 3 , 33 9 2 1 , 2 1 7 1 4 , 647 9 , 9 7 9 6 , 6 8 6 4 , 3 8 1 2 , 4 1 3 1 , 2 7 0 ( 1 , 2 7 0) (635) O p e r a t i n g i n c o rre ( E B I T ) 1 9 . 5% 1 9 . 5% 1 9 . 5% 1 7 . 5% 1 5 . 5% 1 3 . 5% 1 1 . 5% 9 . 5% 7 . 5% ( 1 2 . 7)% ( 1 2 . 7)% as a % of r e v e n ue ( 3 , 9 2 8) ( 3 , 8 5 1 ) ( 3 , 5 0 1 ) ( 2 , 4 1 7) ( 1 , 6 4 7) ( 1 , 1 03) (723) (3 9 8) ( 2 1 0) - - l n corre t ax 1 9 , 8 7 8 1 9 , 4 8 8 1 7 , 7 1 6 1 2 , 2 3 0 8 , 3 33 5 , 583 3 , 65 8 2 , 0 1 5 1 , 0 6 0 ( 1 , 2 7 0) (635) A f t e r - tax o p er a t i n g i n c o rre 16.3% 16.3% 16.3% 1 4. 6% 12.9% 11.3% 9 . 6% 7 .9% 6.3% (12 . 7 )% (12 . 7 )% as a % of rev e n ue - 5 7 1 1 , 3 1 9 1 , 0 1 4 7 8 0 6 0 0 6 67 445 3 6 6 26 2 1 9 3 C h ange i n w o r k i ng ca p i tal - - - - - - - - - - - Ca p i t al expe n d i t u res - - - - - - - - - - - De p re c i a t i o n & am o r t i z a t i o n 1 9 , 8 7 8 2 0 , 0 5 9 1 9 , 035 1 3 , 2 44 9 , 11 3 6 , 1 83 4 , 3 25 2 , 4 5 9 1 , 4 2 6 ( 1 , 0 0 8 ) ( 4 4 2 ) A f te r - tax cas h f l o w 1 7 2 , 8 4 9 T e r n i n al v a l u e 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 1 . 0 0 P a r t i al p e r i o d 9 . 5 0 9 . 5 0 8 . 5 0 7 . 5 0 6 . 5 0 5 . 5 0 4 . 5 0 3 . 5 0 2 . 5 0 1 . 5 0 0 . 5 0 D i sco u nt p e r i o d 0 . 3 0 0 . 3 0 0 . 34 0 . 3 9 0 . 44 0 . 5 0 0 . 57 0 . 64 0 . 7 3 0 . 8 3 0 . 94 1 3. 5 % I Pv' f act o r I 5 1 , 9 0 5 6 , 0 2 4 6 , 4 88 5 , 1 23 4 , 0 0 1 3 , 0 8 1 2 , 4 4 6 1 , 5 7 9 1 , 0 3 9 ( 8 3 4 ) ( 4 1 5) P V of afte r - tax cas h f l o w s 2 8 , 5 33 I nd i c a t i on of v a l u e Pv' of a f ter - tax c ash f l ow s Pv' of t ern i n al T o t a l e n te r p r i se v a l u e ( r o u n d ed) Cash a n d no n - o p e r a t i n g a ssets/ l i a b i t ili es I nd i c a t e d e q u i ty v a l u e ( r o u n d e d ) 5 1 , 9 05 8 0 , 0 00 43 8 0 , 0 0 0

KING KEE

## Exhibit C –Valuation Result of Company 100% Equity

| Terminal value assumption | |
|---|---|
| **USD'000** | **Terminal year** |
| Normalized after-tax cash flow | 19,878 |
| Discount rate | *13.5%* |
| Long-term growth rate | *2.0%* |
| **Terminal value** | **172,849** |

20 *Valuation Report - 100% Equity Interest of KIKA Technology INC.*

KING KEE

## Exhibit E – Comparable Company Market Information

**Summary of betas**

| Comparable company | Capital IQ Ticker | Country | Levered beta [1] | D/E ratio | Unlevered beta |
|---|---|---|---|---|---|
| JOYY Inc. | NASDAQ:JOYY | Singapore | 0.83 | 0.6% | 0.83 |
| Cheer Holding, Inc. | NASDAQ:CHR | China | n/a | 51.0% | n/a |
| Star Fashion Culture Holdings Limited | NASDAQ:STFS | China | n/a | 35.0% | n/a |
| Baosheng Media Group Holdings Limited | NASDAQ:BAOS | China | 2.23 | 16.2% | 1.92 |
| ZW Data Action Technologies Inc. | NASDAQ:CNET | Hong Kong | 1.40 | 3.0% | 1.36 |
| PubMatic, Inc. | NASDAQ:PUBM | United States | 1.52 | 0.0% | 1.52 |
| AppLovin Corporation | NASDAQ:APP | United States | 3.15 | 3.0% | 3.06 |
| Viant Technology Inc. | NASDAQ:DSP | United States | 1.51 | 0.0% | 1.51 |
| Focus Media Information Technology Co., Ltd. | SZSE:002027 | China | 1.22 | 0.2% | 1.22 |
| Sunwave Communications Co.Ltd | SZSE:002115 | China | 0.86 | 6.8% | 0.81 |
| Leo Group Co., Ltd. | SZSE:002131 | China | 0.94 | 13.9% | 0.85 |
| BlueFocus Intelligent Communications Group Co., Ltd. | SZSE:300058 | China | 1.10 | 8.8% | 1.01 |
| Easy Click Worldwide Network Technology Co., Ltd. | SZSE:301171 | China | 1.30 | 4.1% | 1.24 |
| Zhewen Interactive Group Co., Ltd. | SHSE:600986 | China | 1.00 | 18.3% | 0.85 |
| Genimous Technology Co., Ltd. | SZSE:000676 | China | 0.90 | 3.1% | 0.88 |
| Three's Company Media Group Co., Ltd. | SHSE:605168 | China | 1.31 | 8.4% | 1.21 |
| Beijing Quanshi World Online Network Information Co., Ltd. | SZSE:002995 | China | 0.72 | 0.0% | 0.72 |

Notes:
1) Observed betas represent 5-year weekly raw beta regressed against the local index. If a 5-year beta is not available, the 2-year beta is adopted.

22 *Valuation Report - 100% Equity Interest of KIKA Technology INC.*